Filed Pursuant to Rule 424(b)(3)
Registration No. 333-197134
SUPPLEMENT TO THE PROSPECTUS DATED JULY 16, 2014

ESSEX PORTFOLIO, L.P.
OFFER TO EXCHANGE

Up to $274,188,000 Principal Amount Outstanding
of 5.500% Senior Notes due 2017,
Up to $282,577,000 Principal Amount Outstanding
of 5.200% Senior Notes due 2021,
Up to $290,962,000 Principal Amount Outstanding
of 3.375% Senior Notes due 2023 and
Up to $400,000,000 Principal Amount Outstanding
of 3.875% Senior Notes due 2024
That Have Not Been Registered Under
The Securities Act of 1933
For
Up to $274,188,000 Principal Amount Outstanding
of 5.500% Senior Notes due 2017,
Up to $282,577,000 Principal Amount Outstanding
of 5.200% Senior Notes due 2021,
Up to $290,962,000 Principal Amount Outstanding
of 3.375% Senior Notes due 2023 and
Up to $400,000,000 Principal Amount Outstanding
of 3.875% Senior Notes due 2024
That Have Been Registered Under
The Securities Act of 1933

THE EXCHANGE OFFER HAS BEEN EXTENDED UNTIL 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 27, 2014.

This prospectus supplement supplements Essex Portfolio, L.P.’s prospectus dated July 16, 2014. Upon and subject to the terms and conditions set forth in the prospectus, Essex Portfolio, L.P., a California limited partnership, which we refer to as the issuer, is making offers to exchange (i) up to $274,188,000 principal amount outstanding of its 5.500% Senior Notes due 2017 offered by the prospectus for a like principal amount of its outstanding 5.500% Senior Notes due 2017, (ii) up to $282,577,000 principal amount outstanding of its 5.200% Senior Notes due 2021 offered by the prospectus for a like principal amount of its outstanding 5.200% Senior Notes due 2021, (iii) up to $290,962,000 principal amount outstanding of its 3.375% Senior Notes due 2023 offered by the prospectus for a like principal amount of its outstanding 3.375% Senior Notes due 2023, and (iv) up to $400,000,000 principal amount outstanding of its 3.875% Senior Notes due 2024 offered by the prospectus for a like principal amount of its outstanding 3.875% Senior Notes due 2024. Outstanding notes may only be exchanged in minimum denominations of $2,000 in principal amount and any integral multiple of $1,000 in excess thereof.

Due to an error regarding the commencement date of the exchange offers, the issuer is extending the expiration date applicable to the exchange offers. The new expiration date will be 5:00 p.m., New York City time, on August 27, 2014, unless we extend it.

Except as set forth in this supplement, the terms and conditions previously set forth in the prospectus are applicable in all respects to the exchange offers. This supplement should be read in conjunction with the prospectus.

This prospectus supplement does not constitute an offer to exchange securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Investing in the securities issued in the exchange offers involves certain risks. See “Risk Factors” beginning on page 15 of the prospectus.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission in the United States has approved or disapproved the securities to be distributed in the exchange offers, nor have they determined that this supplement or the prospectus are truthful and complete. Any representation to the contrary is a criminal offense.

July 31, 2014